Exhibit 99.2

December 17, 2021

Mr. Keith E. Prime

P.O. Box 34

Calling Lake, Alberta TOGOKO

RE: Letter of Intent concerning proposed technology licensing venture

Dear Mr. Huish:

This non-binding letter of intent (“Letter of Intent”) by and between Eco Innovation Group, Inc., a Nevada corporation (“ECOX”) and Keith E. Prime, a resident of Alberta (“Prime”) relates to the goal of bringing Prime’s proprietary cooling and alcohol dispensing technology to market (the “Venture”). ECOX and Prime are referred to individually as a “Party”, and collectively the “Parties”.

This Letter of Intent is not intended to create an obligation on any Party, nor to be binding, except as expressly indicated below. Our initial belief as to the overall purpose and structure of the Venture is set forth in this Letter of Intent, subject to the finalization of definitive agreements.

The initial discussion of the terms and conditions of the Venture are as follows:

1.                  Purpose of Venture. Subject to the terms and conditions to be set forth in a definitive purchase agreement among the Parties, the Venture will seek to take Prime’s proprietary cooling and alcohol dispensing technology from demonstration level to commercial prototype, pilot projects and then to manufacturing for commercial sale. Prime has built “proof of concept” units that have been in operation for decades. The Venture will seek to take those existing products, conduct verification and due diligence on the effectiveness and utility of the technology, and use it as the model to build multiple commercial prototypes for third-party testing and certification, and then set up contract manufacturing to fulfill commercial demand for the products. Once the products are brought to market, the Parties anticipate that ECOX will supply Prime with units, as well as OEM and distributors on a wholesale and retail basis.

 2.                  Roles and Responsibilities of ECOX and Prime.

a.	ECOX will collaborate with Prime to manage the project design, prototype engineering and certification elements of the Venture.
b.	ECOX will source and make final decisions on contract manufacturing partners, employing a “silo” manufacturing strategy to protect IP.

c.	ECOX will hire Prime to work with engineering and contract manufacturing partners. Proposed salary level: $85,000 plus benefits, a 5% to 7.5% ownership in the Venture, 5% to 10% royalties on net profits from the Venture, and 1 million shares of common stock of ECOX. Prime’s employee Brent Wildgrube will also be hired as lead technician for the Venture.
d.	The Parties agree to form a new corporate entity to own the Venture. The directors and management of the Parties will form board committees to jointly establish an approval process to coordinate engineering, manufacturing and distribution agreements.
e.	Prime will receive a CAD$65,000 payment upon certain milestones to be determined regarding the registration of the IP Assets as described in paragraph 3 below.

3.                  Registration of IP Assets. ECOX will register (of continue with the registration of) the trademark and seek patent protection for the technology in the name of ECOX with the U.S. Trademark and Patent Office through the law offices of Sarah Mandel, and may also register other relevant trade names as the Parties wish (all such trademarks and patents the “IP Assets”). All title and ownership rights in the IP Assets will be owned by the Venture and the Venture will adopt those trademarks on its products and marketing documents.

4.                  Funding of Venture: ECOX will employ its existing hedge fund equity line of credit to fund the Venture, including legal and intellectual property protection costs, product development, testing, certification of UL and CE, insurance, warranty, and maintenance costs, compensation to Prime. ECOX will also supply initial general working capital to fund the objectives of the Venture.

5.                  Compensation. The Parties anticipate entering into definitive agreements, whereby ECOX would compensate Prime in stock and cash according to critical milestones achieved.

6.                  Diligence; Availability of Data. Among other things, the proposed Venture as set forth in this Letter of Intent is subject to the finalization of definitive agreements and contingent upon customary financial, legal, technology and business due diligence. Anything in this Letter of Intent to the contrary notwithstanding, and without in any way limiting the non-binding nature of this Letter of Intent, if a Party is not satisfied with the results of its financial, legal, technology or business due diligence examination of the Venture, such Party may terminate this Letter of Intent at any time and abandon the Venture by giving written notice to the other Parties. The Parties shall make available to the others all requested due diligence information (subject to confidentiality restrictions contained in any contracts but with any such restrictions mitigated to the extent practicable so as to allow the most complete due diligence reasonably possible).

7.                  Approvals. The consummation of the Venture, including execution and delivery of a definitive agreement, shall be contingent upon the receipt by the Parties of any and all required governmental, regulatory, corporate and member approvals, as shall be determined during the diligence period.

8.                  Exclusive Negotiations. In light of the devotion of significant resources to conduct due diligence and reach a definitive agreement with respect to the proposed Venture, each of the Parties, respectively, agrees that, until February 15, 2022, the Parties will negotiate exclusively with each other and will not solicit or knowingly encourage any proposal for a competing transaction, or negotiate a competing transaction, knowingly provide any information in connection with a competing transaction or enter into any agreement relating to a competing transaction, in each case with any person or entity other than a Party, as applicable, will notify any person that makes an inquiry or proposal relating to a competing transaction that it is exclusively negotiating with another party and will promptly (and in any event within 24 hours) notify the other Parties if they receive any such inquiry or proposal in writing. The Parties will cause their respective managers, officers, members, employees, agents, advisors (including financial advisors, counsel and accountants), controlling persons and other representatives to comply with the terms of this paragraph.

9.                  Term. This Letter of Intent, unless extended by mutual agreement, shall terminate (other than Section 8, 9, 10, 11 and 12, which shall survive) at midnight on February 15, 2022 or earlier upon the execution of the definitive agreement with respect to the Venture.

10.              Confidentiality. The following provision shall be binding on each Party hereto. Except and to the extent required by law, without the prior written consent of the other Party, none of the Parties hereto will, and each will direct its employees, agents and representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter of Intent. If a Party is required by law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

11.              Public Announcements. The Parties agree that no public announcements regarding the proposed Venture shall be made unless all Parties give their prior informed written consent. The proposed Venture may be disclosed by the Parties to their respective boards of directors, management personnel, legal, accounting and financial advisors, employees and other representatives on a “need-to-know” basis, but no Party nor its representatives shall make any public disclosure of the proposed Venture without the prior written consent of the other Parties; provided, that a Party may make such disclosure to others without the consent of the other Party if the disclosing Party reasonably believes, in the opinion of its legal counsel, that such disclosure is required by applicable law and the disclosing Party promptly notifies the other Party of such disclosure and the reason therefor. The Parties will use their reasonable efforts to cooperate with each other in making any disclosures pursuant to the proviso contained in the preceding sentence as to the proposed Venture and as to the form and substance of any press releases, announcements and other disclosures.

12.              Governing Law. This Letter of Intent and any controversy arising hereunder shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to the conflicts of law principles thereof.

13.              Compliance. All matters referred to herein are subject to and contingent upon compliance with all applicable laws.

14.              Non-Binding Agreement. Except for Sections 7, 8, 9, 10, 11, 12, 13 and 14 each which shall be binding, nothing in this Letter of Intent and no written or oral expression shall constitute or create a binding agreement or an obligation or commitment of a Party or any of its affiliates or representatives to negotiate, proceed with, or consummate any transaction, and legally binding obligations will be created only upon the execution and delivery of a definitive acquisition agreement (and no oral contracts will be deemed to exist). The Parties reserve the right to withdraw this Letter of Intent and the proposals contemplated thereby with regard to the Venture at any time.

15.              Counterparts. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In closing, we feel that there is a strong opportunity for a mutually beneficial transaction. We look forward to discussing the details of this Letter of Intent and await your response.

Very truly yours,

Eco Innovation Group, Inc.

/s/ Julia Otey-Raudes
Julia Otey-Raudes
Chief Executive Officer

ACCEPTED AND AGREED TO as of the first date written above:

Keith E. Prime

/s/ Keith E. Prime
Name: Keith E. Prime